Exhibit 13



                     [LETTERHEAD OF LAZARD FRERES & CO. LLC]





                                       As of October 7, 1996



         Cheyenne Software, Inc.
         The Board of Directors
         3 Expressway Plaza
         Roslyn Heights, NY  11577


         Dear Members of the Board:

              We understand that Cheyenne Software, Inc. (the "Company"), Computer Associates International, Inc. (the "Acquiror") and a wholly-owned subsidiary of Acquiror (the "Merger Subsidiary") have entered into an agreement dated October 7, 1996 (the "Agreement") pursuant to which Merger Subsidiary will make a tender offer (the "Offer") for any and all shares of the Company's common stock, par value $0.01 per share (the "Shares"), at $30.50 per Share in cash. The Agreement also provides that, following consummation of the Offer, Merger Subsidiary will be merged with and into the Company in a transaction (the "Merger") in which each remaining Share will be converted into the right to receive $30.50 in cash.

              You have requested our opinion as to the fairness, from a financial point of view, of the proposed cash consideration to be received by the holders of the Shares (other than Acquiror and its affiliates) in the Offer and the Merger. In connection with this opinion, we have:

              (i) reviewed the financial terms and conditions of the Agreement;

              (ii) analyzed certain historical business and financial
                   information relating to the Company;

              (iii) reviewed certain financial forecasts and other data provided to us by the Company relating to its business;

              (iv) conducted discussions with members of the senior
                   management of the Company with respect to its business and prospects;

              (v) reviewed public information with respect to certain other companies in lines of businesses we believe to be generally comparable to the business of the Company;

              (vi) reviewed the financial terms of certain business
                   combinations involving companies in lines of business we believe to be generally comparable to the business of the Company;





              (vii) reviewed the historical stock prices and trading volumes of the Shares; and

              (viii) conducted such other financial studies, analyses and investigations as we deemed appropriate.

              We have relied upon the accuracy and completeness of the foregoing financial and other information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company. With respect to the financial forecasts referred to above, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company as to the future financial performance of the Company. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based.

              Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

              In rendering our opinion, we have assumed that the Offer and the Merger will be consummated on the terms described in the Agreement that we reviewed, without any waiver of any material terms or conditions by the Company. We were not requested to, and did not, solicit third party indications of interest in acquiring the Company.

              Lazard Freres & Co. LLC is acting as financial advisor to the Company in connection with the Offer and the Merger and will receive a fee for our services, a substantial portion of which is contingent upon the consummation of the Offer.

              Our engagement and the opinion expressed herein are for the benefit of the Company's Board of Directors and are not on behalf of, and are not intended to confer rights or remedies upon, the Acquiror, Merger Subsidiary, any shareholders of the Company or Acquiror or any other person. It is understood that this letter may not be disclosed or otherwise referred to without our prior consent, except as may otherwise be required by law or by a court of competent jurisdiction.





              Based on and subject to the foregoing, we are of the opinion that the proposed cash consideration to be paid to the holders of the Shares (other than Acquiror and its affiliates) pursuant to the Offer and the Merger is fair to such shareholders from a financial point of view.

                                            Very truly yours,


                                            LAZARD FRERES & CO. LLC


                                            By  /s/ Gerald Rosenfeld
                                                Managing Director